Exhibit 10.1

Execution Copy

RELEASE AND SETTLEMENT AGREEMENT

THIS RELEASE AND SETTLEMENT AGREEMENT (the “Release and Settlement Agreement”) is made and entered into by and between ABVC Biopharma, Inc. (“ABVC”), on the one hand, and Lind Global Fund II L.P. (“Lind”), on the other hand. ABVC and Lind are referred to herein collectively as the “Parties,” and each of them individually will be referred to as a “Party.”

RECITALS

WHEREAS, ABVC and Lind are parties to a Senior Convertible Note dated as of November 17, 2023, as amended (the “Note”), and a Securities Purchase Agreement dated as of January 17, 2024 (the “SPA”) (together with all other securities purchase agreements, notes, warrants, security agreements, guarantees and other agreements, instruments and documents entered into between ABVC or any of its subsidiaries and Lind in connection with prior financing transactions, in each case as amended, supplemented or otherwise modified, the “Transaction Documents”). All outstanding notes held by Lind under the Transaction Documents, including the Note, are collectively referred to herein as the “Notes”;

WHEREAS, Lind also holds a Warrant to purchase 398,000 shares of ABVC Common Stock at an original exercise price of $1.00 (the “Warrant”);

WHEREAS, on February 13, 2026, Lind initiated a civil action against ABVC in the Supreme Court of New York, New York County, captioned Lind Global Fund II L.P. v. ABVC Biopharma, Inc., Index No. 655315/2020 (the “Action”);

WHEREAS, ABVC disputes Lind’s claims in the Action;

WHEREAS, ABVC intends to enter into and consummate a financing transaction involving the issuance and sale of one or more securities, which may include debt securities, convertible notes or other convertible securities, shares of common stock, warrants and/or other equity-linked securities, including securities with variable-price, conversion-price adjustment, reset or similar provisions, in which ABVC receives gross proceeds in excess of $1 million (the “Financing”); and

WHEREAS, the Parties now enter into this Release and Settlement Agreement to permanently settle, compromise, resolve and put to rest any and all claims and causes of action, known or unknown, that were asserted in the Action or that could have been asserted in any litigation, action or proceeding.

NOW THEREFORE, in consideration of the promises and undertakings set forth below, for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, and intending to be legally bound hereby, ABVC and Lind agree to the following terms:

1.	SETTLEMENT CONSIDERATION.

1.1.	The Settlement Payment. Upon the earlier of (i) the ninetieth (90th) day after the date of this Agreement and (ii) the closing of the Financing, ABVC shall pay to Lind the sum of six hundred and twenty five thousand dollars ($625,00.00) (the “Settlement Payment”) by wire to Lind’s account set forth on Exhibit A. Simultaneously with the execution of this Agreement, Lind and ABVC shall execute the Stipulated Judgment in the form annexed as Exhibit B which shall be held in escrow by counsel for Lind. In the event ABVC fails to timely make the Settlement Payment, Lind shall provide ABVC with written notice of such failure, and ABVC shall have five (5) business days following receipt of such notice to cure the payment default. Lind shall not file, submit for entry, or otherwise seek to enforce the Stipulated Judgment unless and until ABVC fails to cure such payment default within the applicable cure period . In the event ABVC fails to cure the payment default within such five (5) business-day period, Lind shall be entitled to file the Stipulated Judgment in the Supreme Court of the State of New York, County of New York, obtain a judgment, and pursue available enforcement remedies, including registration of the Stipulated Judgment in California and Nevada, subject to applicable law. Any amounts previously paid by ABVC toward the Settlement Payment shall be credited against the amount recoverable under the Stipulated Judgment, and Lind shall not be entitled to any duplicative recovery.

Upon Lind’s timely receipt of the Settlement Payment, including payment within the applicable cure period, the Stipulated Judgment shall automatically become null and void, and Lind’s counsel shall promptly return or destroy all executed counterparts thereof and confirm in writing that the Stipulated Judgment has not been submitted for entry. Lind shall promptly execute and file a stipulation of discontinuance with prejudice of the pending action, without costs or attorneys’ fees to either party. At the closing of the Financing, ABVC shall apply a portion of the proceeds thereof to make the Settlement Payment in immediately available funds. The Settlement Payment constitutes the entire agreed payoff amount for all Notes, including all outstanding principal, accrued and unpaid interest, premiums, fees, expenses and other amounts payable in respect thereof. Lind hereby waives any prior notice requirement, prepayment restriction or right to convert the Notes in connection with such repayment. Upon Lind’s receipt of the Settlement Payment, including receipt within the applicable cure period, all Notes shall be deemed paid and satisfied in full, shall be cancelled and shall be of no further force or effect, without any further amount payable thereunder.

1.2.	The Warrants. Upon Lind’s receipt of the Settlement Payment, the number of shares of ABVC common stock then remaining issuable upon exercise of the Warrant shall be increased by twenty percent (20%) (such additional warrant coverage, the “Settlement Warrants”). Except for such increase, the Warrant, including its exercise price and expiration date, shall remain unchanged and in full force and effect. ABVC shall deliver an amended warrant certificate reflecting such increase no later than five (5) business days after Lind’s receipt of the Settlement Payment. ABVC shall use commercially reasonable efforts to register the Settlement Warrants, and any underlying common shares, for resale with the Securities and Exchange Commission, which registration shall be completed within 90 days of the date of this agreement. If ABVC registers any other securities after the date of this agreement, the Settlement Warrants shall be included in any such registration.

1.3.	The Modification of the Transaction Documents. Notwithstanding anything to the contrary in the Transaction Documents, effective as of the date of this Agreement, Lind hereby irrevocably waives, and the Parties hereby permanently delete, all prohibitions, restrictions and consent requirements relating to any “Variable Rate Transaction,” “Prohibited Transaction” or other similarly defined or described transaction, including those under Section 5.9 of the SPA or as set forth in the Warrants. The foregoing applies to the Financing and all future financings of ABVC and its subsidiaries, including the issuance, sale and continued existence of securities issued therein and any exercise, exchange, conversion, settlement, adjustment or reset thereof in accordance with their terms. No such transaction shall give rise to any breach, default, event of default or remedy by reason of any restriction so removed. This permanent waiver and deletion is not conditioned upon the closing of the Financing or payment of the Settlement Payment and shall not affect the participation right expressly provided in Section 1.5. In the event the Settlement Payment is not timely made, the waiver shall terminate and Section 5.9 of the SPA shall be in full force and effect.

1.4.	Consent to the Financing. Notwithstanding anything to the contrary in the Transaction Documents, Lind hereby irrevocably consents to the Financing and the issuance and performance of the securities contemplated thereby, including any conversion, exercise or price adjustment thereof. Solely with respect thereto, Lind waives any restriction, notice or consent requirement and any resulting breach, default, event of default or remedy under the Transaction Documents, including those relating to indebtedness, liens and the application of proceeds in accordance with Section 1.1, subject to Section 1.5.

1.5.	Participation Right. For a period of twelve (12) months from the date of this Agreement, upon any issuance by ABVC or any subsidiary of equity, equity-linked or debt securities for cash consideration (a “Subsequent Financing”), Lind shall have the right to participate in an amount equal to a minimum of ten percent (10%) of the aggregate gross cash proceeds thereof, on the same terms, conditions and price offered to the other investors. ABVC may agree in writing to a greater allocation, provided that Lind’s aggregate participation shall not exceed twenty-five percent (25%) of such gross proceeds. This right shall not apply to any Subsequent Financing in which a single investor invests $2,000,000 or more, determined before giving effect to any proposed participation by Lind. This Section 1.5 supersedes and replaces all existing participation rights of Lind under the Transaction Documents. ABVC shall deliver written notice to Lind describing the proposed terms, the amount of gross proceeds intended to be raised and the anticipated closing date of the Subsequent Financing (the “Financing Notice”). Lind must notify ABVC within one (1) Business Day (within two hours if the Financing Transaction is a registered direct or PIPE transaction) following receipt of the Financing Notice whether it elects to participate and the amount of its intended participation. If Lind does not respond within such period, it shall be deemed to have declined to participate in that Subsequent Financing. ABVC shall not close a Subsequent Financing subject to this right before the expiration of such period unless Lind has earlier declined to participate or waived such period in writing. “Business Day” means any day other than a Saturday, Sunday or day on which commercial banks in New York, New York are required or authorized by law to close.

1.6.	Confidential Information. Lind does not wish to receive any material non-public information or other confidential information concerning the Financing or be “wall-crossed” in connection therewith. The effectiveness of the consents, waivers and amendments in this Release and Settlement Agreement shall not be conditioned upon disclosure of any material non-public or other confidential information concerning the Financing to Lind, and ABVC is not required to disclose any such information to Lind in connection herewith. Any Financing Notice shall contain only publicly disclosed information unless Lind first agrees in writing to receive confidential information. Notwithstanding the foregoing, this Section 1.6 shall not apply in the case of a notice pursuant to Section 1.5.

1.7.	Release of Security Interests. Upon Lind’s receipt of the Settlement Payment, all liens, security interests and related security agreements and guarantees under the Transaction Documents shall automatically terminate and be released, including with respect to the Warrant, the Settlement Warrants and any surviving participation right. The release of claims and the dismissal of the Action shall be effected as provided in Sections 2 and 3.

2.	MUTUAL RELEASES.

2.1.	Lind’s Release. Effective upon Lind’s receipt of the Settlement Payment, Lind, on its own behalf and on behalf of its parent companies, subsidiaries, affiliates, predecessors, successors, assigns, shareholders, unitholders, partners, limited partners, general partners, principals, members, owners, directors, officers, and affiliated entities, whether past, present or future (collectively, the “Lind Releasors”), fully, finally and irrevocably release ABVC and its parent companies, subsidiaries, affiliates, predecessors, successors, assigns, shareholders, unitholders, partners, limited partners, general partners, principals, members, owners, directors, officers, and affiliated entities, whether past, present or future (collectively, the “ABVC Released Parties”) from any and all claims, counterclaims, liabilities, demands, suits, causes of action, costs, losses, interest, expenses, attorneys’ fees, damages, punitive damages, indemnities and obligations of any nature whatsoever, known or unknown, fixed or contingent, apparent or concealed, suspected or unsuspected, arising in tort, contract or other state or federal law, directly, indirectly, or derivatively, that have been asserted in the Action, or that could have been asserted in any forum whatsoever and arise out of, are based upon, relate to, or concern: (a) the facts, circumstances, transactions, and events alleged or advanced in the Action; and (b) the Transaction Documents (collectively, the “Lind Released Claims”). The provisions of this Section 2.1 do not, however, extend or apply to, or in any way limit or affect, any rights or obligations under, this Release and Settlement Agreement waive rights under the Warrants or the Settlement Warrants, except as expressly set forth in Sections 1.3 and 1.4 herein.

2.2.	ABVC’s Release. Effective upon the execution of this Agreement, ABVC, on its or his own behalf and on behalf of its parent companies, subsidiaries, affiliates, predecessors, successors, assigns, shareholders, unitholders, partners, limited partners, general partners, principals, members, owners, directors, officers, and affiliated entities, whether past, present or future (collectively, the “ABVC Releasors”), fully, finally and irrevocably release Lind and its parent companies, subsidiaries, affiliates, predecessors, successors, assigns, shareholders, unitholders, partners, limited partners, general partners, principals, members, owners, directors, officers, and affiliated entities, whether past, present or future (collectively, the “Lind Released Parties”) from any and all claims, counterclaims, liabilities, demands, suits, causes of action, costs, losses, interest, expenses, attorneys’ fees, damages, punitive damages, indemnities and obligations of any nature whatsoever, known or unknown, fixed or contingent, apparent or concealed, suspected or unsuspected, arising in tort, contract or other state or federal law, directly, indirectly, or derivatively, that have been asserted in the Action, or that could have been asserted in any forum whatsoever and arise out of, are based upon, relate to, or concern: (a) the facts, circumstances, transactions, and events alleged or advanced in the Action; or (b) the Transaction Documents (collectively, the “ABVC Released Claims”). The provisions of this Section 2.2 do not, however, extend or apply to, or in any way limit or affect, any rights or obligations under, this Release and Settlement Agreement.

2.3.	Release of Unknown Claims. The releases in Sections 2.1 and 2.2, above, include any and all unknown Lind Released Claims and ABVC Released Claims that the Lind Releasors or the ABVC Releasors do not know or suspect to exist in their favor, and any claims that if known by the Lind Releasors or the ABVC Releasors would have materially affected their decision to enter into this Release and Settlement Agreement (“Unknown Claims”). The Parties further stipulate and agree that the Lind Releasors or the ABVC Releasors expressly, knowingly and intentionally waive any and all provisions, rights and benefits conferred by Cal. Civ. Code §1542, and any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to Cal. Civ. Code §1542, which provides:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

The Parties acknowledge that the release of Unknown Claims was separately bargained for and is an essential element of this Release and Settlement Agreement.

3.	STAY OF ACTION. The parties shall work cooperatively for the next 90 days to adjourn any pending deadlines in the Action and otherwise assure that neither party incurs legal fees in connection with the Action.

4.	NOTICES.

4.1.	All notices and other communications given or made pursuant to this Release and Settlement Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified; (b) if sent by electronic mail during the normal business hours of the recipient, when sent, or if sent by electronic mail after the normal business hours of the recipient, then on the next business day; (c) three (3) calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

4.2.	All notices shall be sent to the parties as follows (or at such other addresses as may be designated by written notice given in the manner prescribed herein):

To ABVC:

ABVC BioPharma, Inc.

11370 Old Warm Springs Blvd.

Fremont, CA 94538

Tel: (510) 668-0881

Attn: Uttam Patil, CEO

uttam@ambrivis.com

With a copy to ABVC at:

Hunter Tabuman Fischer Li LLC

950 Third Avenue, 19th Floor

New York, NY 10022

E-Mail: ltaubman@htflawyers.com

To Lind:

Sam Chun, CFA

The Lind Partners, LLC

444 Madison Avenue FL 41

New York NY 10022

With a copy to:

Thomas J. Fleming, Esq.

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Email:

5.	NO ADMISSION. By entering into this Release and Settlement Agreement, no Party is admitting any fault or liability of any kind whatsoever to each other or to any third party. Nothing in this Release and Settlement Agreement is or shall be construed to be an admission of liability or wrongdoing by any Party. The Parties further agree and acknowledge that neither this Release and Settlement Agreement, nor the terms thereof or negotiations relating thereto, shall be offered in evidence in any action or proceeding for any purpose whatsoever, except to enforce the terms hereof or in any proceeding in which the terms of this Release and Settlement Agreement are applicable.

6.	AUTHORITY TO EXECUTE. Each Party and signatory to this Release and Settlement Agreement represents and warrants that it is duly authorized to execute this Release and Settlement Agreement, and to enter into the settlement described herein. No undertaking or obligation contained herein conflicts with any contracts or obligations to which any Party to this Release and Settlement Agreement is a party. Lind represents and warrants that it is the current and exclusive owner of all rights of the “Holder” of the Warrant (as defined therein), and each Party further represents that such Party is the current and exclusive owner of all claims which it releases pursuant to this Release and Settlement Agreement (or has obtained the authorization of the owner of such claims), that it has not assigned or otherwise transferred to any person or entity any of the claims which it releases pursuant to this Release and Settlement Agreement, and that no other person may assert any claim released herein or any claim based on or derived from any released claim.

7.	ENTIRE AGREEMENT. This Release and Settlement Agreement contains all of the representations and warranties, express and implied, oral and written, between and among the Parties hereto, and the entire understanding and agreement between and among the Parties, with respect to the subject matter hereof or of the Action. All prior and contemporaneous conversations, discussions, negotiations, proposed agreements and agreements, covenants, understandings, representations and warranties with respect to the subject matter hereof or of the Action are merged herein, waived, superseded and replaced in total by this Release and Settlement Agreement.

8.	NO RELIANCE. Each of the Parties to this Release and Settlement Agreement represents, warrants and agrees that in executing this Release and Settlement Agreement it has placed no reliance whatsoever on any statement, representation or promise of any other Party or any other person or entity, not expressly set forth herein, or upon the failure of any other Party or any other person or entity to make any statement, representation or disclosure of anything whatsoever. Each Party received prior independent legal advice from legal counsel of such Party’s choice with respect to the advisability of making the settlement provided for in this Release and Settlement Agreement and with respect to the advisability of executing this Release and Settlement Agreement.

9.	SUCCESSORS BOUND. This Release and Settlement Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, assigns and any corporation, company, partnership or other entity into or with which any Party hereto may merge, consolidate or reorganize.

10.	CHOICE OF LAW AND VENUE. This Release and Settlement Agreement shall be construed in accordance with, and governed by, the internal substantive law of the State of New York, regardless of the choice of law or conflict of law provisions of New York or any other jurisdiction. Any action, suit or other proceeding instituted to remedy, prevent or obtain relief from a breach of this Release and Settlement Agreement, or arising out of a breach of this Release and Settlement Agreement, or arising out of or related to this Release and Settlement Agreement, shall be brought exclusively in the Supreme Court of the State of New York, County of New York. The Parties expressly consent to jurisdiction and venue in that forum. Each Party consents to service of process in any such action in the same manner provided for notices under this Agreement.

11.	ATTORNEYS’ FEES AND COSTS. The Parties agree that each Party will bear its own costs and expenses, including attorneys’ fees and experts’ fees, incurred in connection with the Action, and with respect to the preparation, revision and execution of this Release and Settlement Agreement, and that neither Party will seek reimbursement from the other for any such costs or expenses, including attorneys’ fees or experts’ fees. In the event either party commences an action to interpret or enforce the terms of this Release and Settlement Agreement, or the rights of the parties hereunder, the prevailing party shall be entitled to recover its reasonable attorneys’ fees incurred in connection with the action.

12.	SEVERABILITY. If any provision of this Release and Settlement Agreement, except Section 1 or Section 2, is determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the Parties. If such clause or provision cannot be so enforced, such provision shall be stricken from this Release and Settlement Agreement and the remainder of this Release and Settlement Agreement shall be enforced as if such invalid, illegal or unenforceable clause of provision had (to the extent not enforceable) never been contained in this Release and Settlement Agreement.

13.	NO PRESUMPTION. This Release and Settlement Agreement shall be deemed drafted by the Parties at arm’s length with advice of counsel for purposes of its interpretation and enforcement. The Parties agree and direct that the rule of contract construction providing that any ambiguity should be interpreted against the drafting party shall not apply or be applied to this Release and Settlement Agreement or to any modifications of or amendments to this Release and Settlement Agreement. This Release and Settlement Agreement shall be construed and interpreted fairly, in accordance with the plain meaning of its terms.

14.	MODIFICATION. This Release and Settlement Agreement may not be altered, amended or extinguished except by a writing that expressly refers to this instrument and is signed subsequent to the date of this instrument by duly authorized representatives of the respective Parties.

15.	NO WAIVER OF BREACH. No waiver of any breach of any term or provisions of this Release and Settlement Agreement shall be construed to be, or shall be, a waiver of any other breach of this Release and Settlement Agreement. No waiver shall be binding unless in writing and signed by the Party waiving the breach. Failure to enforce, or delays in enforcing, the terms of this Release and Settlement Agreement against any breach thereof shall not act as a waiver of any such breaches or of any subsequent breaches. Notwithstanding the foregoing, no restriction, lien, security interest, guarantee or claim permanently deleted, terminated or released under this Release and Settlement Agreement shall be reinstated by reason of any subsequent breach.

16.	SUFFICIENCY OF CONSIDERATION. The Parties acknowledge that the covenants contained in this Release and Settlement Agreement provide good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in this Release and Settlement Agreement.

17.	COUNTERPARTS. The Parties agree that this Release and Settlement Agreement may be executed and delivered in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. This Release and Settlement Agreement may be delivered by facsimile or emailed PDF, and the Parties agree that such facsimile or PDF delivery shall have the same force and effect as delivery of an original document with original signatures, and that each Party may use such facsimile or PDF copies as evidence of the execution and delivery of this Release and Settlement Agreement by all Parties to the same extent that an original signature could be used.

18.	OPPORTUNITY TO CONSIDER AND CONFER. The Parties acknowledge that each Party has had the opportunity to read, study, consider and deliberate upon this Release and Settlement Agreement and has had the opportunity to consult with counsel, and that all Parties fully understand and are in complete agreement with all of the terms of this Release and Settlement Agreement.

19.	FURTHER ASSURANCES. The Parties shall cooperate fully and execute any and all supplementary documents and take all additional actions that may be necessary or appropriate to give full force and effect to the terms and intent of this Release and Settlement Agreement.

20.	JURY WAIVER. Each Party hereto irrevocably waives any and all right to trial by jury in any legal action, proceeding or counterclaim (whether based in contract, in tort or otherwise) arising out of or relating to this Release and Settlement Agreement, the actions of any Party in the negotiation, administration, performance and enforcement hereof, or the transactions contemplated hereby.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have executed this Release and Settlement Agreement effective as of the date of the last signature below.

Dated: October 24, 2026	ABVC BIOPHARMA, INC.

	By:	/s/ Uttam Patil Ph.D.
	Name:	Uttam Patil Ph.D.
	Title:	CEO

Dated: October 26, 2026	Lind Global Fund II L.P.

	By:	/s/ Jeff Easton
	Name:	Jeff Easton
	Title:	Managing Member of Lind Global Partners II, LLC, general partner

[Signature Page to Release and Settlement Agreement]

Exhibit A